GSI Technology, Inc. Reports Fourth-Quarter and Year End Fiscal 2013 Results

SUNNYVALE, CA -- (Marketwire - May 02, 2013) - GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its fourth quarter and fiscal year ended March 31, 2013.

For the year, the Company reported net income of $3.8 million, or $0.14 per diluted share, on net revenues of $66.0 million, compared to net income of $6.8 million, or $0.23 per diluted share, on net revenues of $82.5 million in the fiscal year ended March 31, 2012. Gross margin was 43.4% compared to 44.4% in the prior year.

Research and development expense was $11.5 million, compared to $10.6 million in the fiscal year ended March 31, 2012, but selling, general and administrative expense, which included litigation-related expenses, was down substantially to $13.7 million compared to $19.4 million in 2012. Total operating expense decreased by $4.8 million, to $25.2 million from $30.0 million in fiscal 2012.

Litigation-related expenses in fiscal 2013 were $3.0 million, down from $9.4 million in fiscal 2012. The litigation-related expenses were primarily associated with the previously announced patent infringement proceeding pending before the United States International Trade Commission (the "ITC") which was instituted in response to a complaint filed by Cypress Semiconductor Corp. in June 2011 and a related antitrust lawsuit filed by GSI against Cypress in July 2011.

For the fourth quarter ended March 31, 2013, net income was $950,000, or $0.03 per diluted share, on net revenues of $15.7 million compared to net income of $829,000, or $0.03 per diluted share, on net revenues of $18.7 million in the comparable quarter a year ago. In the prior quarter ended December 31, 2012, net income was $844,000, or $0.03 per diluted share, on net revenues of $17.5 million. Gross margin was 46.3% compared to fourth-quarter 2012 gross margin of 46.2% and third-quarter 2013 gross margin of 41.9%.

Lee-Lean Shu, Chairman and Chief Executive Officer, noted, "Our net revenues were on the lower end of the range of $15.6 million to $16.6 million we had projected early in the fourth quarter, due primarily to lower than expected sales to Cisco Systems, our largest customer. However, fourth quarter gross margin of 46.3% was better than expected and well above our guidance of approximately 43% due to a shift in product mix toward higher margin products."

"These results point once again to the difficulty we face in accurately forecasting both revenues and margins. And because we are known for our unusually short lead times, typically six weeks or less, a number of our customers -- who face much the same challenges in forecasting that we do -- effectively rely on us to help manage their inventories. Our gross margins, in turn, can reflect unanticipated shifts in volumes and product and customer mix.

Fourth-quarter direct and indirect sales to Cisco Systems were $3.9 million, or 24.8% of net revenues, compared to $6.5 million, or 37.0% of net revenues, in the prior quarter, and $6.0 million, or 32.1% of net revenues, in the same period a year ago. Military/defense sales were 12.7% of shipments compared to 11.0% of shipments in the prior quarter and 11.1% of shipments in the comparable period a year ago. SigmaQuad sales were 38.9% of shipments compared to 33.7% in the prior quarter and 38.3% in the fourth quarter of fiscal 2012.

Fourth-quarter fiscal 2013 operating income was $439,000, or 2.8% of net revenues, compared to $595,000, or 3.4% of net revenues, in the prior quarter and an operating loss of $(83,000) a year ago. Fourth-quarter 2013 net income included interest and other income of $88,000 and a tax benefit of $423,000, compared to $123,000 in interest and other income and a tax benefit of $789,000 a year ago; in the prior quarter, net income included $109,000 in interest and other income and a tax benefit of $140,000.

Total fourth-quarter pre-tax stock-based compensation expense was $589,000 compared to $565,000 in the prior quarter and $539,000 in the comparable quarter a year ago. For the full 2013 fiscal year, total pre-tax stock-based compensation was $2.3 million compared to $2.1 million in fiscal 2012.

At March 31, 2013, the Company had $67.3 million in cash, cash equivalents and short-term investments, $35.5 million in long-term investments, $86.6 million in working capital, no debt, and stockholders' equity of $132.2 million.

Outlook for First Quarter of Fiscal 2014

We currently expect net revenues in the first quarter of fiscal 2014 to be in the range of $15.0 million to $16.0 million, with gross margin of approximately 43%.

Conference Call

GSI Technology will review its financial results for the quarter ended March 31, 2013 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, May 2, 2013. To listen to the teleconference, please call toll-free 888-505-4375 approximately 10 minutes prior to the start time and provide conference ID 1915236.You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology's operating results; GSI Technology's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology's products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology's products; the challenges of rapid growth followed by periods of contraction; intensive competition; and the patent infringement litigation currently pending against the Company, including the costs associated with the defense of the litigation. Further information regarding these and other risks relating to GSI Technology's business is contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

(financial tables follow)

                       GSI TECHNOLOGY, INC.
         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (in thousands, except per share data)
                           (Unaudited)

                              Three Months Ended         Twelve Months Ended
                       -------------------------------  --------------------
                        Mar. 31,   Dec. 31,   Mar. 31,   Mar. 31,   Mar. 31,
                          2013       2012       2012       2013       2012
                       ---------  ---------  ---------  ---------  ---------

Net revenues           $  15,707  $  17,514  $  18,734  $  66,014  $  82,540
Cost of goods sold         8,432     10,170     10,087     37,426     45,891
                       ---------  ---------  ---------  ---------  ---------

Gross profit               7,275      7,344      8,647     28,588     36,649
                       ---------  ---------  ---------  ---------  ---------

Operating expenses:

  Research &
   development             2,904      2,858      2,673     11,472     10,637
  Selling, general and
   administrative          3,932      3,891      6,057     13,696     19,356
                       ---------  ---------  ---------  ---------  ---------
      Total operating
       expenses            6,836      6,749      8,730     25,168     29,993
                       ---------  ---------  ---------  ---------  ---------

Operating income             439        595        (83)     3,420      6,656

Interest and other
 income, net                  88        109        123        464        525
                       ---------  ---------  ---------  ---------  ---------

Income before income
 taxes                       527        704         40      3,884      7,181
Provision (benefit) for
 income taxes               (423)      (140)      (789)        38        425
                       ---------  ---------  ---------  ---------  ---------
Net income             $     950  $     844  $     829  $   3,846  $   6,756
                       =========  =========  =========  =========  =========

Net income per share,
 basic                 $    0.04  $    0.03  $    0.03  $    0.14  $    0.24
Net income per share,
 diluted               $    0.03  $    0.03  $    0.03  $    0.14  $    0.23

Weighted-average shares
 used in computing per
 share amounts:

Basic                     27,039     26,963     27,843     27,124     28,497
Diluted                   28,553     27,987     28,496     28,077     29,496

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

                              Three Months Ended         Twelve Months Ended
                       -------------------------------  --------------------
                        Mar. 31,   Dec. 31,   Mar. 31,   Mar. 31,   Mar. 31,
                          2013       2012       2012       2013       2012
                       ---------  ---------  ---------  ---------  ---------

Cost of goods sold     $      93  $      68  $      84  $     338  $     321
Research & development       279        287        275      1,140      1,061
Selling, general and
 administrative              217        210        180        800        714
                       ---------  ---------  ---------  ---------  ---------
                       $     589  $     565  $     539  $   2,278  $   2,096
                       =========  =========  =========  =========  =========

Litigation related expenses included in the Condensed
 Consolidated Statements of Operations:

                              Three Months Ended         Twelve Months Ended
                       -------------------------------  --------------------
                        Mar. 31,   Dec. 31,   Mar. 31,   Mar. 31,   Mar. 31,
                          2013       2012       2012       2013       2012
                       ---------  ---------  ---------  ---------  ---------

Selling, general and
 administrative        $   1,202  $   1,061  $   3,719  $   3,041  $   9,431

                            GSI TECHNOLOGY, INC.
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                (Unaudited)

                                                     March 31,    March 31,
                                                        2013         2012
                                                     ---------    ---------
Cash and cash equivalents                            $  41,120    $  31,634
Short-term investments                                  26,136       27,044
Accounts receivable                                     10,241       10,579
Inventory                                               13,809       16,725
Other current assets                                     6,169        9,205
Net property and equipment                              10,774       12,806
Long-term investments                                   35,495       33,497
Other assets                                             2,098        1,627
                                                     ---------    ---------
Total assets                                         $ 145,842    $ 143,117
                                                     =========    =========

Current liabilities                                  $  10,859    $  12,503
Long-term liabilities                                    2,803        1,835
Stockholders' equity                                   132,183      128,779
                                                     ---------    ---------
Total liabilities and stockholders' equity           $ 145,845    $ 143,117
                                                     =========    =========

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

Hayden IR
David Fore or Brett Maas
Hayden IR
206-395-2711